Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 05:00 PM 06/03/2010 FILED 05:00 PM 06/03/2010 SRV 100626606 - 4832244 FILE

CERTIFICATE OF INCORPORATION

OF

INHIBIKASE THERAPEUTICS, INC.

The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does execute this Certificate of Incorporation and does hereby certify as follows:

1.          The name of the corporation is Inhibikase Therapeutics, Inc.

2.          The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of its registered agent at such address is: National Registered Agents, Inc.

3.          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.          The total number of shares of stock which the corporation shall have authority to issue is thirty million (30,000,000) shares of common stock, having a par value of $.001 per share.

5.          The incorporator of the Corporation is Mr. Frank McDaniel, whose mailing address is PO Box 681235, Marietta, Georgia 30068.

6.          Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as might be designated from time to time by the board of directors or in the bylaws of the corporation.

7.          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.

8.          The number of directors constituting the initial board of directors shall be one (1) and the name and address of the person who is to serve as the sole director until the first meeting of the shareholders or until such director’s successors are elected and qualified is Milton Werner, Ph.D., whose mailing address is 3375 Spring Hill Parkway, #811, Smyrna, GA, 30080. The number of members of the Board of Directors shall be fixed and determined from time to time in accordance with Corporation’s bylaws.

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9.          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

10.         The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

11.         The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all directors and officers whom it may indemnify pursuant thereto.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of June 2010.

/s/ Frank McDaniel
Frank McDaniel, Incorporator

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